Exhibit 99.1

Jack in the Box Inc. Reports Third Quarter FY 2016 Earnings; Updates Guidance for FY 2016; Declares Quarterly Cash Dividend

SAN DIEGO--(BUSINESS WIRE)--August 3, 2016--Jack in the Box Inc. (NASDAQ: JACK) today reported earnings from continuing operations of $30.8 million, or $0.93 per diluted share, for the third quarter ended July 3, 2016, compared with $28.4 million, or $0.75 per diluted share, for the third quarter of fiscal 2015.

Operating earnings per share, a non-GAAP measure which the company defines as diluted earnings per share from continuing operations on a GAAP basis excluding restructuring charges and gains or losses from refranchising, were $1.07 in the third quarter of fiscal 2016 compared with $0.76 in the prior year quarter.

A reconciliation of non-GAAP measurements to GAAP results is provided below, with additional information included in the attachment to this release. Figures may not add due to rounding.

	12 Weeks Ended		40 Weeks Ended
	July 3, 2016	July 5, 2015	July 3, 2016	July 5, 2015
Diluted earnings per share from continuing operations – GAAP	$0.93	$0.75	$2.72	$2.30
Restructuring charges	0.15	—	0.14	—
(Gains) losses from refranchising	(0.01)	—	(0.02)	0.07
Operating earnings per share – Non-GAAP	$1.07	$0.76	$2.84	$2.37

During fiscal 2016, the company announced plans to reduce general and administrative costs. A comprehensive review of its organizational structure identified cost savings from workforce reductions, relocation and consolidation of the Qdoba corporate support center, refranchising initiatives, and information technology synergies across both brands. As a result, restructuring charges of $7.7 million, or approximately $0.15 per diluted share, were recorded during the third quarter. Charges consist primarily of employee severance pay and facility closing costs. These charges are included in “impairment and other charges, net” in the accompanying consolidated statements of earnings, which increased in the third quarter to $10.5 million from $3.8 million a year ago.

Lenny Comma, chairman and chief executive officer, said, “Operating earnings per share for the third quarter exceeded our expectations, and resulted primarily from healthy margins combined with proceeds from a legal settlement, mark-to-market adjustments and a lower tax rate. We were particularly pleased that Jack in the Box® system same-store sales closed the gap as compared to the industry, with results steadily improving throughout the quarter. We also began implementing our G&A cost reduction plans, and are happy with the progress that has been made thus far.”

Increase (decrease) in same-store sales:

	12 Weeks Ended		40 Weeks Ended
	July 3, 2016	July 5, 2015	July 3, 2016	July 5, 2015

Jack in the Box:
Company	(0.2)%	5.5%	(0.2)%	5.4%
Franchise	1.5%	7.9%	1.3%	7.0%
System	1.1%	7.3%	0.9%	6.6%
Qdoba®:
Company	1.0%	6.6%	1.8%	9.1%
Franchise	0.1%	9.0%	1.3%	11.4%
System	0.6%	7.7%	1.6%	10.2%

Jack in the Box system same-store sales increased 1.1 percent for the quarter and lagged the QSR sandwich segment by 0.1 percentage points for the comparable period, according to The NPD Group’s SalesTrack® Weekly for the 12-week time period ended July 3, 2016. Included in this segment are 16 of the top QSR sandwich and burger chains in the country. Company same-store sales decreased 0.2 percent, with average check up 3.5 percent.

Qdoba same-store sales increased 0.6 percent system-wide and 1.0 percent for company restaurants in the third quarter. Company same-store sales reflected a 0.4 percent increase in transactions as well as growth in catering sales.

Consolidated restaurant operating margin increased by 10 basis points to 21.9 percent of sales in the third quarter of 2016, compared with 21.8 percent of sales in the year-ago quarter. Restaurant operating margin for Jack in the Box company restaurants increased 50 basis points to 22.5 percent of sales. The increase was due primarily to favorable food and packaging costs, which were partially offset by higher costs related to equipment and exterior upgrades and minimum wage increases in California that went into effect in January 2016. The decrease in food and packaging costs as a percentage of sales resulted from the benefit of commodity deflation of approximately 2.7 percent in the quarter, favorable product mix changes and menu price increases. Restaurant operating margin for Qdoba company restaurants decreased 80 basis points to 20.6 percent of sales. The decrease was due primarily to costs associated with a greater number of new restaurant openings, increased promotional activity, and higher costs related to equipment upgrades which more than offset the sales growth and benefits from commodity deflation of approximately 3.8 percent in the quarter.

Franchise margin as a percentage of total franchise revenues improved to 52.8 percent in the third quarter from 52.1 percent in the prior year quarter. The improvement was due primarily to higher royalty revenue for both brands and higher rental income from Jack in the Box franchised restaurants resulting from increases in franchise average unit volumes.

SG&A expense for the third quarter decreased by $8.2 million and was 11.6 percent of revenues as compared to 14.2 percent in the prior year quarter. Key items contributing to the decrease were a $2.5 million legal settlement related to an oil spill in the Gulf of Mexico in 2010, a $1.3 million reduction in incentive compensation, and a $1.2 million decrease in pension and postretirement benefits related to the sunsetting of the company's qualified pension plan on December 31, 2015. In addition, mark-to-market adjustments on investments supporting the company’s non-qualified retirement plans positively impacted SG&A by $1.3 million in the third quarter of 2016 as compared to a negative impact of $1.0 million in the third quarter of 2015, resulting in a year-over-year decrease in SG&A of $2.3 million. These decreases were partially offset by a $1.3 million increase in insurance costs due to unfavorable workers' compensation and general liability claim developments in the year.

Interest expense, net, increased by $3.1 million in the third quarter due to increased leverage and a higher effective interest rate for 2016.

The tax rate for the third quarter of 2016 was 36.0 percent versus 38.2 percent for the third quarter of 2015. The lower tax rate in the third quarter of 2016 was due primarily to favorable adjustments on investments supporting the company's non-qualified retirement plans and the conclusion of a state audit during the prior year quarter.

Capital Allocation

Due to the significant announcements made at the company's investor meeting in late May which was more than halfway through the quarter, the company did not repurchase any shares of its common stock in the third quarter of 2016. Year-to-date through the third quarter, the company has repurchased approximately 3,451,000 shares at an average price of $72.44, for an aggregate cost of $250.0 million. The company currently has $150.0 million remaining under stock-buyback programs authorized by its Board of Directors in February and May 2016 that expire in November 2017.

The company also announced today that on July 28, 2016, its Board of Directors declared a quarterly cash dividend of $0.30 per share on the company’s common stock. The dividend is payable on August 29, 2016, to shareholders of record at the close of business on August 16, 2016.

Guidance

The following guidance and underlying assumptions reflect the company’s current expectations for the fourth quarter and fiscal year ending October 2, 2016. Fiscal 2016 is a 53-week year, with 16 weeks in the first quarter, 12 weeks in each of the second and third quarters, and 13 weeks in the fourth quarter.

Fourth quarter fiscal year 2016 guidance

  Same-store sales increase of approximately 1.0 to 2.0 percent at Jack in the Box company restaurants versus a 4.1 percent increase in the year-ago quarter.
  Same-store sales increase of approximately 1.0 to 2.0 percent at Qdoba company restaurants versus a 6.1 percent increase in the year-ago quarter.

Fiscal year 2016 guidance

  Same-store sales of approximately flat to up 0.5 percent at Jack in the Box company restaurants.
  Same-store sales increase of approximately 1.5 to 2.0 percent at Qdoba company restaurants.
  Commodity deflation of approximately 2 to 3 percent for Jack in the Box and approximately 5 percent for Qdoba.
  Consolidated restaurant operating margin of approximately 20.0 to 20.5 percent.
  SG&A as a percentage of revenue of approximately 13.0 to 13.5 percent as compared to 14.4 percent in fiscal 2015.
  Impairment and other charges as a percentage of revenue of approximately 80 basis points, excluding restructuring charges.
  Approximately 20 new Jack in the Box restaurants opening system-wide, the majority of which will be franchise locations.
  Approximately 50 to 60 new Qdoba restaurants, of which approximately 35 are expected to be company locations.
  Capital expenditures of $100 million to $110 million.

  Tax rate of approximately 37 percent.
  Operating earnings per share, which the company defines as diluted earnings per share from continuing operations on a GAAP basis excluding restructuring charges and gains or losses from refranchising, ranging from $3.65 to $3.75 in fiscal 2016 as compared to operating earnings per share of $3.00 in fiscal 2015. The estimated benefit of the 53rd week in fiscal 2016 is approximately $0.08 per diluted share.

Conference call

The company will host a conference call for financial analysts and investors on Thursday, August 4, 2016, beginning at 8:30 a.m. PT (11:30 a.m. ET). The conference call will be broadcast live over the Internet via the Jack in the Box Inc. corporate website. To access the live call through the Internet, log onto the Investors section of the Jack in the Box Inc. website at http://investors.jackinthebox.com at least 15 minutes prior to the event in order to download and install any necessary audio software. A replay of the call will be available through the Jack in the Box Inc. corporate website for 21 days, beginning at approximately 11:30 a.m. PT on August 4.

About Jack in the Box Inc.

Jack in the Box Inc. (NASDAQ: JACK), based in San Diego, is a restaurant company that operates and franchises Jack in the Box® restaurants, one of the nation’s largest hamburger chains, with more than 2,200 restaurants in 21 states and Guam. Additionally, through a wholly owned subsidiary, the company operates and franchises Qdoba Mexican Eats®, a leader in fast-casual dining, with more than 600 restaurants in 47 states, the District of Columbia and Canada. For more information on Jack in the Box and Qdoba, including franchising opportunities, visit www.jackinthebox.com or www.qdoba.com.

Safe harbor statement

This press release contains forward-looking statements within the meaning of the federal securities laws. Such statements are subject to substantial risks and uncertainties. A variety of factors could cause the company’s actual results to differ materially from those expressed in the forward-looking statements, including the following: the success of new products and marketing initiatives; the impact of competition, unemployment, trends in consumer spending patterns and commodity costs; the company's ability to reduce G&A the company's ability to execute its refranchising strategy; the company’s ability to achieve and manage its planned growth, which is affected by the availability of a sufficient number of suitable new restaurant sites, the performance of new restaurants, and risks relating to expansion into new markets; litigation risks; food safety incidents or negative publicity impacting the reputations of the company's brands; and stock market volatility. These and other factors are discussed in the company’s annual report on Form 10-K and its periodic reports on Form 10-Q filed with the Securities and Exchange Commission which are available online at http://investors.jackinthebox.com or in hard copy upon request. The company undertakes no obligation to update or revise any forward-looking statement, whether as the result of new information or otherwise.

JACK IN THE BOX INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASUREMENTS TO GAAP RESULTS
(Unaudited)

Operating earnings per share, a non-GAAP measure, is defined by the company as diluted earnings per share from continuing operations on a GAAP basis excluding restructuring charges and gains or losses from refranchising. Management believes this non-GAAP financial measure provides important supplemental information to assist investors in analyzing the performance of the company’s core business. In addition, the company uses operating earnings per share in establishing performance goals for purposes of executive compensation. The company encourages investors to rely upon its GAAP numbers but includes this non-GAAP financial measure as a supplemental metric to assist investors. This non-GAAP financial measure should not be considered as a substitute for, or superior to, financial measures calculated in accordance with GAAP. In addition, this non-GAAP financial measure used by the company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

Below is a reconciliation of non-GAAP operating earnings per share to the most directly comparable GAAP measure, diluted earnings per share from continuing operations. Figures may not add due to rounding.

	12 Weeks Ended		40 Weeks Ended
	July 3, 2016	July 5, 2015	July 3, 2016	July 5, 2015
Diluted earnings per share from continuing operations – GAAP	$0.93	$0.75	$2.72	$2.30
Restructuring charges	0.15	—	0.14	—
(Gains) losses from refranchising	(0.01)	—	(0.02)	0.07
Operating earnings per share – Non-GAAP	$1.07	$0.76	$2.84	$2.37

JACK IN THE BOX INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (In thousands, except per share data) (Unaudited)

	12 Weeks Ended		40 Weeks Ended
	July 3, 2016	July 5, 2015	July 3, 2016	July 5, 2015
Revenues:
Company restaurant sales	$278,829	$270,655	$903,842	$891,455
Franchise rental revenues	52,878	52,375	175,218	174,036
Franchise royalties and other	37,231	36,476	121,852	120,758
	368,938	359,506	1,200,912	1,186,249
Operating costs and expenses, net:
Company restaurant costs:
Food and packaging	81,825	82,649	272,802	279,790
Payroll and employee benefits	76,910	72,896	250,954	241,648
Occupancy and other	59,118	56,103	196,344	187,602
Total company restaurant costs	217,853	211,648	720,100	709,040
Franchise occupancy expenses	38,848	39,087	128,475	130,821
Franchise support and other costs	3,654	3,449	12,423	11,915
Selling, general and administrative expenses	42,768	50,986	155,535	166,553
Impairment and other charges, net	10,519	3,758	14,598	8,068
(Gains) losses on the sale of company-operated restaurants	(409)	183	(1,224)	4,353
	313,233	309,111	1,029,907	1,030,750
Earnings from operations	55,705	50,395	171,005	155,499
Interest expense, net	7,613	4,504	22,699	13,937
Earnings from continuing operations and before income taxes	48,092	45,891	148,306	141,562
Income taxes	17,308	17,528	54,597	52,739
Earnings from continuing operations	30,784	28,363	93,709	88,823
Losses from discontinued operations, net of income tax benefit	(595)	(1,532)	(1,617)	(3,152)
Net earnings	$30,189	$26,831	$92,092	$85,671

Net earnings per share - basic:
Earnings from continuing operations	$0.94	$0.76	$2.75	$2.34
Losses from discontinued operations	(0.02)	(0.04)	(0.05)	(0.08)
Net earnings per share (1)	$0.92	$0.72	$2.70	$2.26
Net earnings per share - diluted:
Earnings from continuing operations	$0.93	$0.75	$2.72	$2.30
Losses from discontinued operations	(0.02)	(0.04)	(0.05)	(0.08)
Net earnings per share (1)	$0.91	$0.71	$2.67	$2.22

Weighted-average shares outstanding:
Basic	32,642	37,106	34,073	37,980
Diluted	33,016	37,661	34,469	38,630

Cash dividends declared per common share	$0.30	$0.30	$0.90	$0.70

___________________________

(1) Earnings per share may not add due to rounding.

JACK IN THE BOX INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands, except share and per share data) (Unaudited)

	July 3, 2016	September 27, 2015
ASSETS
Current assets:
Cash and cash equivalents	$6,647	$17,743
Accounts and other receivables, net	61,990	47,975
Inventories	7,933	7,376
Prepaid expenses	38,064	16,240
Assets held for sale	19,546	15,516
Other current assets	2,073	3,106
Total current assets	136,253	107,956
Property and equipment, at cost	1,592,049	1,563,377
Less accumulated depreciation and amortization	(874,562)	(835,114)
Property and equipment, net	717,487	728,263
Intangible assets, net	14,177	14,765
Goodwill	149,007	149,027
Other assets, net	274,590	303,968
	$1,291,514	$1,303,979
LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Current maturities of long-term debt	$26,286	$26,677
Accounts payable	21,289	32,137
Accrued liabilities	173,764	170,575
Total current liabilities	221,339	229,389
Long-term debt, net of current maturities	869,982	688,579
Other long-term liabilities	367,668	370,058
Stockholders’ (deficit) equity:
Preferred stock $0.01 par value, 15,000,000 shares authorized, none issued	—	—
Common stock $0.01 par value, 175,000,000 shares authorized, 81,428,150 and 81,096,156 issued, respectively	814	811
Capital in excess of par value	421,195	402,986
Retained earnings	1,377,565	1,316,119
Accumulated other comprehensive loss	(145,616)	(132,530)
Treasury stock, at cost, 48,765,738 and 45,314,529 shares, respectively	(1,821,433)	(1,571,433)
Total stockholders’ (deficit) equity	(167,475)	15,953
	$1,291,514	$1,303,979

JACK IN THE BOX INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands) (Unaudited)

	40 Weeks Ended
	July 3, 2016	July 5, 2015
Cash flows from operating activities:
Net earnings	$92,092	$85,671
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	70,314	68,205
Deferred finance cost amortization	2,049	1,690
Excess tax benefits from share-based compensation arrangements	(3,822)	(17,781)
Deferred income taxes	15,672	(4,046)
Share-based compensation expense	9,220	10,041
Pension and postretirement expense	10,374	14,423
Gains on cash surrender value of company-owned life insurance	(5,008)	(1,960)
(Gains) losses on the sale of company-operated restaurants	(1,224)	4,353
Losses on the disposition of property and equipment	2,295	1,074
Impairment charges and other	2,928	4,813
Changes in assets and liabilities:
Accounts and other receivables	(16,333)	(6,895)
Inventories	(557)	33
Prepaid expenses and other current assets	(7,677)	20,760
Accounts payable	(7,466)	690
Accrued liabilities	1,534	4,215
Pension and postretirement contributions	(14,700)	(14,359)
Other	(2,992)	(5,782)
Cash flows provided by operating activities	146,699	165,145
Cash flows from investing activities:
Purchases of property and equipment	(74,971)	(54,832)
Purchases of assets intended for sale and leaseback	(5,593)	(8,323)
Proceeds from the sale and leaseback of assets	7,748	—
Proceeds from the sale of company-operated restaurants	1,434	2,651
Collections on notes receivable	3,237	5,648
Acquisition of franchise-operated restaurants	324	—
Other	51	1,888
Cash flows used in investing activities	(67,770)	(52,968)
Cash flows from financing activities:
Borrowings on revolving credit facilities	576,000	742,000
Repayments of borrowings on revolving credit facilities	(376,000)	(698,000)
Proceeds from issuance of debt	—	300,000
Principal repayments on debt	(19,651)	(198,217)
Debt issuance costs	—	(1,942)
Dividends paid on common stock	(30,513)	(26,556)
Proceeds from issuance of common stock	5,093	14,590
Repurchases of common stock	(250,000)	(254,668)
Excess tax benefits from share-based compensation arrangements	3,822	17,781
Change in book overdraft	1,213	—
Cash flows used in financing activities	(90,036)	(105,012)
Effect of exchange rate changes on cash and cash equivalents	11	(37)
Net (decrease) increase in cash and cash equivalents	(11,096)	7,128
Cash and cash equivalents at beginning of period	17,743	10,578
Cash and cash equivalents at end of period	$6,647	$17,706

JACK IN THE BOX INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION

The following table presents certain income and expense items included in our condensed consolidated statements of earnings as a percentage of total revenues, unless otherwise indicated.
Percentages may not add due to rounding.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS DATA
(Unaudited)

	12 Weeks Ended		40 Weeks Ended
	July 3, 2016	July 5, 2015	July 3, 2016	July 5, 2015
Revenues:
Company restaurant sales	75.6%	75.3%	75.3%	75.1%
Franchise rental revenues	14.3%	14.6%	14.6%	14.7%
Franchise royalties and other	10.1%	10.1%	10.1%	10.2%
Total revenues	100.0%	100.0%	100.0%	100.0%
Operating costs and expenses, net:
Company restaurant costs:
Food and packaging (1)	29.3%	30.5%	30.2%	31.4%
Payroll and employee benefits (1)	27.6%	26.9%	27.8%	27.1%
Occupancy and other (1)	21.2%	20.7%	21.7%	21.0%
Total company restaurant costs (1)	78.1%	78.2%	79.7%	79.5%
Franchise occupancy expenses (2)	73.5%	74.6%	73.3%	75.2%
Franchise support and other costs (3)	9.8%	9.5%	10.2%	9.9%
Selling, general and administrative expenses	11.6%	14.2%	13.0%	14.0%
Impairment and other charges, net	2.9%	1.0%	1.2%	0.7%
(Gains) losses on the sale of company-operated restaurants	(0.1)%	0.1%	(0.1)%	0.4%
Earnings from operations	15.1%	14.0%	14.2%	13.1%
Income tax rate (4)	36.0%	38.2%	36.8%	37.3%

____________________________

(1) As a percentage of company restaurant sales.
(2) As a percentage of franchise rental revenues.
(3) As a percentage of franchise royalties and other.
(4) As a percentage of earnings from continuing operations and before income taxes.

The following table presents Jack in the Box and Qdoba company restaurant sales, costs and margin, and restaurant costs and margin as a percentage of the related sales. Percentages may not add due to rounding.

SUPPLEMENTAL COMPANY RESTAURANT OPERATIONS DATA (Dollars in thousands) (Unaudited)

	12 Weeks Ended				40 Weeks Ended
	July 3, 2016		July 5, 2015		July 3, 2016		July 5, 2015
Jack in the Box:
Company restaurant sales	$179,458		$179,451		$595,401		$605,786
Company restaurant costs:
Food and packaging	51,893	28.9%	55,218	30.8%	179,142	30.1%	192,906	31.8%
Payroll and employee benefits	50,654	28.2%	49,599	27.6%	167,744	28.2%	167,227	27.6%
Occupancy and other	36,446	20.3%	35,115	19.6%	121,522	20.4%	119,797	19.8%
Total company restaurant costs	138,993	77.5%	139,932	78.0%	468,408	78.7%	479,930	79.2%
Restaurant margin	$40,465	22.5%	$39,519	22.0%	$126,993	21.3%	$125,856	20.8%
Qdoba:
Company restaurant sales	$99,371		$91,204		$308,441		$285,669
Company restaurant costs:
Food and packaging	29,932	30.1%	27,431	30.1%	93,660	30.4%	86,884	30.4%
Payroll and employee benefits	26,256	26.4%	23,297	25.5%	83,210	27.0%	74,421	26.1%
Occupancy and other	22,672	22.8%	20,988	23.0%	74,822	24.3%	67,805	23.7%
Total company restaurant costs	78,860	79.4%	71,716	78.6%	251,692	81.6%	229,110	80.2%
Restaurant margin	$20,511	20.6%	$19,488	21.4%	$56,749	18.4%	$56,559	19.8%

The following table presents franchise revenues, costs and margin in each period:

SUPPLEMENTAL FRANCHISE OPERATIONS DATA (Dollars in thousands) (Unaudited)

	12 Weeks Ended		40 Weeks Ended
	July 3, 2016	July 5, 2015	July 3, 2016	July 5, 2015
Franchise rental revenues	$52,878	$52,375	$175,218	$174,036

Royalties	36,554	35,936	119,338	117,659
Franchise fees and other	677	540	2,514	3,099
Franchise royalties and other	37,231	36,476	121,852	120,758
Total franchise revenues	90,109	88,851	297,070	294,794

Rental expense	31,595	31,431	103,783	105,336
Depreciation and amortization	7,253	7,656	24,692	25,485
Franchise occupancy expenses	38,848	39,087	128,475	130,821
Franchise support and other costs	3,654	3,449	12,423	11,915
Total franchise costs	42,502	42,536	140,898	142,736
Franchise margin	$47,607	$46,315	$156,172	$152,058
Franchise margin as a % of franchise revenues	52.8%	52.1%	52.6%	51.6%

The following table provides information related to our operating segments in each period:

SUPPLEMENTAL SEGMENT REPORTING INFORMATION (In thousands) (Unaudited)

	12 Weeks Ended		40 Weeks Ended
	July 3, 2016	July 5, 2015	July 3, 2016	July 5, 2015
Revenues by segment:
Jack in the Box restaurant operations	$264,493	$263,339	$876,138	$884,734
Qdoba restaurant operations	104,445	96,167	324,774	301,515
Consolidated revenues	$368,938	$359,506	$1,200,912	$1,186,249
Earnings from operations by segment:
Jack in the Box restaurant operations	$69,528	$62,355	$218,364	$207,523
Qdoba restaurant operations	14,172	13,805	33,532	37,265
Shared services and unallocated costs	(28,404)	(25,582)	(82,115)	(84,936)
Gains (losses) on the sale of company-operated restaurants	409	(183)	1,224	(4,353)
Consolidated earnings from operations	55,705	50,395	171,005	155,499
Interest expense, net	7,613	4,504	22,699	13,937
Consolidated earnings from continuing operations and before income taxes	$48,092	$45,891	$148,306	$141,562
Total depreciation expense by segment:
Jack in the Box restaurant operations	$14,877	$14,737	$50,409	$49,051
Qdoba restaurant operations	4,536	3,864	14,403	13,179
Shared services and unallocated costs	1,401	1,573	4,936	5,445
Consolidated depreciation expense	$20,814	$20,174	$69,748	$67,675

The following table summarizes the year-to-date changes in the number and mix of Jack in the Box
("JIB") and Qdoba company and franchise restaurants:

SUPPLEMENTAL RESTAURANT ACTIVITY INFORMATION (Unaudited)

	July 3, 2016			July 5, 2015
	Company	Franchise	Total	Company	Franchise	Total
Jack in the Box:
Beginning of year	413	1,836	2,249	431	1,819	2,250
New	2	9	11	2	12	14
Refranchised	(1)	1	—	(21)	21	—
Acquired from franchisees	1	(1)	—	7	(7)	—
Closed	—	(6)	(6)	(6)	(10)	(16)
End of period	415	1,839	2,254	413	1,835	2,248
% of JIB system	18%	82%	100%	18%	82%	100%
Qdoba:
Beginning of year	322	339	661	310	328	638
New	26	11	37	8	15	23
Closed	(4)	(6)	(10)	(4)	(9)	(13)
End of period	344	344	688	314	334	648
% of Qdoba system	50%	50%	100%	48%	52%	100%
Consolidated:
Total system	759	2,183	2,942	727	2,169	2,896
% of consolidated system	26%	74%	100%	25%	75%	100%

CONTACT:
Jack in the Box Inc.
Investor Contact:
Carol DiRaimo, (858) 571-2407
or
Media Contact:
Brian Luscomb, (858) 571-2291